Exhibit 10.9

                 RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS OF
                  UNION CARBIDE CORPORATION ON NOVEMBER 30, 1988
                WITH RESPECT TO AN EXECUTIVE LIFE INSURANCE PROGRAM
                    FOR OFFICERS AND CERTAIN OTHER EMPLOYEES

          RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized to adopt an executive life insurance program for officers and certain other employees effective on or after January 1, 1989 providing for the following: a death benefit during active employment equal to one or two times such employee's current salary and a post-retirement death benefit equal to one or two times salary depending upon the organizational position occupied by the participant immediately prior to retirement with the death benefit adjusted periodically to reflect increases in the employee's salary; the payment by the employee of that portion of the annual premium for the insurance policy issued pursuant to the program equal to the amount that such employee would have paid under the Corporation's basic life insurance program; the payment by the Corporation of the balance of the premium; and the right of the Corporation, evidenced by a written agreement between the Corporation and the employee, to recoup its premium payments (i) out of the death benefits under the policy in the event the employee dies while an employee of the Corporation(ii) from the cash value in the policy after the employee attains age 65 or 10 years have elapsed since issuance of the policy, whichever is later, or (iii) by surrender of the policy or through reimbursement by the employee in the event the employee's participation in the program ceases for some other reason.